UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2007

Immediatek, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-26073	86-0881193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 South Walton Dallas, Texas	75226
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 744-8801

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2007, Immediatek, Inc. and DiscLive, Inc., a wholly-owned subsidiary of Immediatek, Inc., terminated Paul Marin’s employment, including as President and Secretary of Immediatek, Inc. and DiscLive, Inc., effective as of that date.

In addition, Immediatek, Inc., as sole stockholder of DiscLive, Inc., removed Mr. Marin from the Board of Directors of DiscLive, Inc. effective as of April 6, 2007. Mr. Marin’s removal from the board of directors of DiscLive, Inc. was in conjunction with the termination of Mr. Marin’s employment. A copy of this Current Report on Form 8-K has been provided to Mr. Marin. Mr. Marin will, however, remain a director of Immediatek, Inc. until the earlier of his resignation, his removal or his successor has been duly elected and qualified.

For so long as any shares of the Series A Convertible Preferred Stock of Immediatek, Inc. originally issued under the Securities Purchase Agreement, dated as of January 24, 2006, by and among Immediatek, Inc., Radical Holdings LP and the other parties thereto, or the Purchase Agreement, remain outstanding, the holders of a majority-in-interest of the shares of the Series A Convertible Preferred Stock of Immediatek, Inc. originally issued under the Purchase Agreement then outstanding shall have the right to designate all the persons to serve as directors on the board of directors of Immediatek, Inc. and DiscLive, Inc. In connection with that right and the vacancy created by the removal Mr. Marin, Radical Holdings LP, as the sole stockholder of the Series A Convertible Preferred Stock of Immediatek, Inc., nominated Mr. Hill to be appointed as a director of DiscLive, Inc.

Immediatek, Inc., as the sole stockholder of DiscLive, Inc., elected Mr. Hill as a director of DiscLive, Inc. effective as of April 6, 2007, to fill the vacancy created by the removal of Mr. Marin. In addition to Mr. Hill’s current position as Chief Executive Officer of DiscLive, Inc. and Immediatek, Inc., Mr. Hill was appointed as President and Secretary of DiscLive, Inc. effective April 6, 2007.

Mr. Hill (age 34) has served as Chief Executive Officer of Immediatek, Inc. and DiscLive, Inc. since July 2006, and prior to that served as Vice President – Artist Relations of DiscLive, Inc. from April 2006 to July 2006. From 2000 to 2003, Mr. Hill was a named partner in Clarity Entertainment, a management firm for several bands in the southwest region. From 2003 to April 2006, Mr. Hill was the Promotions Director at KZPS and KDGE, both Clear Channel Communications Inc. radio stations. Mr. Hill also is a founding partner of Broken Artist Management, an artist management firm that currently manages bands from the southwest region, including The Color Gray, Miser, Wednesday, and Jennifer. In the past two years, Broken Artist Management has contracted with DiscLive, Inc. to record certain of their artists under management, however, such transactions did not exceed $60,000. In the future, Broken Artist Management may contract with DiscLive, Inc. to record their artists under management.

In April 2006, DiscLive, Inc. and Mr. Hill entered into at-will employment agreement in connection with his appointment as Vice President – Artist Relations, which remains in effect at this time. In accordance with that agreement, Mr. Hill receives a salary of $60,000 per year and twenty percent (20%) of any Net Recording Profits (as described below) facilitated by him. Net Recording Profits means the Net Profits (as described below) generated from the sale of DiscLive, Inc.’s products under a recording contract during the time period beginning on the date that DiscLive, Inc. enters into that recording contract and ending at the time that DiscLive, Inc.’s employees or agents leave the final venue at which a recording is made pursuant to that recording contract. Net Profits means gross revenue less associated expenses.. This agreement also contains confidentiality, invention assignment and non-compete provisions. There is no compensation arrangement between Immediatek, Inc. and Mr. Hill.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Immediatek, Inc., a Nevada corporation
Date: April 9, 2007	By:	/s/ TRAVIS HILL
		Name:	Travis Hill
		Title:	Chief Executive Officer

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